UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the registrant ☑                            Filed by a Party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☑	Soliciting Material Pursuant to § 240.14a-12

First Data Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by First Data Corporation

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: First Data Corporation

Commission File No.: 001-11073

THIS FILING CONSISTS OF A Q&A MADE AVAILABLE TO EMPLOYEES OF FIRST DATA CORPORATION ON THE COMPANY’S INTRANET.

Incentive Savings Plan (ISP) your 401(k) Plan

I have a number of shares of FDC stock in my ISP. Do I need to transfer these shares into another portfolio or will the $34 price remain stable indefinitely?

On the day of close, the shares will be liquidated and you will receive the value of the shares at $34. The cash will remain in the plan and will not be distributed (subject to the terms of the ISP). You will receive further information about redirecting your investment within the plan closer to the close date of the transaction.

Can I payoff my ISP loan with the FDC stock in my ISP plan once it is liquidated?

No. The liquidation of FDC stock to cash is not considered a distribution from the ISP, so it cannot fund your outstanding loan balance. The value of the shares will remain in the plan (subject to its terms).

When will I learn more about the impact to our ISP?

As a result of the transaction, the only impact is to the First Data Stock fund. The plan is not being terminated due to this transaction. Additional communication regarding the First Data Stock fund impact to the ISP will be provided closer to the close date of the transaction.

What is the status of ISP matching—specifically the 3% to match the initial 6% the employee puts in, the 1.5% or 3% service related contribution and the 3.4% for ISP+?

As a result of this transaction, there is no change to the matching and Service Related Contributions (SRC) to the ISP. The standard match after a year of service is 3%. Participants will continue to receive an additional 1.5% SRC at 5 years of service through the ninth year of service and an additional 3% at 10 years of service. ISP participants entitled to the ISP+ contribution of 3.4% will continue to receive this contribution as a result of the transaction.

I have an existing 401(k) balance with another firm and wanted to roll-over the balance to the First Data Incentive Savings Plan. Should I do that immediately or wait until the transaction is complete?

If you are eligible to participate in the First Data Incentive Savings Plan, you may roll over balances from another qualified plan at any time. Please access Your Benefits Resources™ Web site at http://resources.hewitt.com/firstdata/ or call the Benefits Line toll-free at 1-888-332-7526 for more information.

Supplemental Incentive Savings Plan/Supplemental Incentive Savings Plan – 2 (SISP/SISP-2)

What can I expect to happen to my SISP/SISP-2 plan balance and future contributions when KKR assumes control?

As a result of the change in control the only modification to the current plan and future contributions will be the full funding of the plan as of the transaction date. There is nothing else about the plans that will change as a result of the transaction. Employee elections do not change and distribution elections on file remain in place. As always, the Company reserves the right to terminate the SISP/SISP-2 at any time.

Due to the change in control, will the company fund the SISP/SISP-2 in a trust?

As a result of the change in control, the SISP/SISP-2 become fully funded in a trust. The assets in the trust can normally only be used to pay plan benefits, but remain subject to the claims of creditors in the event of insolvency.

First Data Retirement Plan – the Frozen Defined Benefit Plan

What is the status of the First Data Retirement Plan? Are there any plans to liquidate the plan with lump sum payments going to the participants? Will KKR take over the plan and roll it into another plan?

The change in control does not impact the First Data Retirement Plan. The plan remains the same as a result of the transaction. However, as always the company reserves the right to terminate the Retirement Plan at any time. A voluntary termination by the company requires the plan to be fully funded and provision made for the payment of all accrued benefits.

Additional Benefits

What will happen to our holiday funds?

The transaction does not affect our holiday club program. Balances will be paid out as normal in October and the program is expected to remain the same for the foreseeable future.

What will happen to our First Data Scholarship Program?

The transaction does not affect our scholarship program. 2007-2008 awards still will be paid out as normal, and the program is expected to remain the same for the foreseeable future.

What will happen to our adoption benefit?

The transaction does not affect our adoption benefit, and it is expected to remain the same for the foreseeable future.

What will happen to degree programs currently offered to First Data employees?

The transaction does not affect any educational arrangements, and these programs are expected to remain the same for the foreseeable future.

Will we lose vacation days or other benefits?

Vacation and other benefits are expected to remain the same for the foreseeable future.

First Data Equity

I have FDC stock options with expiration dates prior to the anticipated close of the KKR buyout, will the expiration date still apply?

Yes, the original terms of the grant, (including the expiration date), still apply. Options must be exercised prior to the expiration date or they will terminate.

I hold both FDC RSA/RSUs and FDC stock options. Will they all vest and be automatically “cashed out” upon the close of the KKR buyout?

Yes. All unvested FDC RSA/Us and options will vest upon close of the transaction and will be cashed out. Stock options will be cashed out at $34.00 less the original grant price times the number of stock options. Restricted Stock Awards and Restricted Stock Units will be cashed out at $34.00 plus accrued dividends (if any). Trading fees and taxes will be deducted where required by law.

When the FDC RSA/RSUs vest and are paid out, will some of the proceeds be used to pay taxes?

Yes, in countries where the company is required to withhold for social insurance and/or income tax withholding, the participant will receive the proceeds net of the required withholding. In countries where no withholding is required, the participant will receive the gross proceeds, but will be responsible for proper reporting and tax payments with respect to the payout.

Will the company replace the equity programs with another compensation program?

We do not have any information at this time. As information becomes available, we will share it with you.

Does the acceleration of vesting for RSA/RSUs and stock options include grants made in 2007?

Yes, all outstanding RSA/RSUs and stock options will immediately vest as of the closing date.

Western Union Equity

I received Western Union stock options as a result of the “spin off” last year. Will I still keep my Western Union options after the KKR buyout?

Yes, the Western Union options will vest at the closing of the KKR buyout and will be exercisable subject to the original terms of your grant.

What will happen to my Western Union stock options?

Unvested stock options immediately vest as of the closing date. There will not be an automatic cash out. Employees will be able to maintain their WU stock options in their Smith Barney account (or any replacement vendor) until such time that they choose to exercise.

What will happen to my Western Union RSA/RSUs?

Western Union Restricted Stock Awards & Restricted Stock Units will vest as of the closing date, but will not be cashed out. In countries where this vesting is a taxable event and the company is required to withhold for social insurance and/or income tax withholding, the participant will receive the WU shares net of the required withholding. In countries where no withholding is required, the participant will receive the full number of WU shares, but will be responsible for proper reporting and tax payments with respect to the vesting event. Employees will be able to maintain their WU shares in their Smith Barney account, (or any replacement vendor), until such time that they choose to sell them.

ESPP

Since the ESPP will cease to exist as of June 30th, will the money that is currently being collected be used to purchase FDC shares or will the money collected be refunded to employees?

ESPP deductions from April 1 to June 30 will be used to purchase FDC shares with a purchase date of June 30.

I have Western Union shares in my Computershare ESPP account from the spin-off last year. After the KKR buyout, what will happen to my WU shares?

You may continue to hold or sell the WU shares as you wish. If the company’s contractual relationship with Computershare is terminated, you will be able to transfer those shares to another brokerage account.

The above is a brief summary of the applicable plans. Every effort has been made to ensure the accuracy of this information. In the unlikely event that there is a discrepancy between the above summary and the official plan documents, the official plan documents will control. The company reserves the right to amend, suspend or terminate the plans or programs at any time.

Additional Information About the Merger and Where to Find It

In connection with this proposed transaction, First Data Corporation (the “Company”) will file a proxy statement with the Securities and Exchange Commission (“SEC”). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to the Company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by the Company with the SEC free of charge at the SEC’s Web site www.sec.gov or from First Data Corporation, Investor Relations Department at 6200 S. Quebec Street, Suite 340, Greenwood Village, Colorado 80111, (303) 967-6756.

Participants in the Solicitation

First Data Corporation and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the Company and its directors and executive officers, and their ownership of the Company’s securities, is set forth in the proxy statement for the 2006 Annual Meeting of Stockholders of the Company, which was filed with the SEC on March 27, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.